Exhibit (p)(16)

January 2023

Belle Haven Investments, L.P.

Code of Ethics

January 2023

Table of Contents

Introduction	4

Section 1 - Definitions	4

1.1 – Persons Covered under the Code	4

Section 2 – Statement of General Principles	5

Section 3 – Personal Securities Policy and Procedure	6

3.1 – Policy	6

3.1.1 – Covered Persons	6

3.1.2 – Covered Accounts	6

3.1.3 – Securities Covered under the Code	7

3.1.4 – Approved Broker List	7

3.1.4 – Managed Accounts	8

3.1.5 – Pre-clearance	8

3.1.5.1 - Exceptions to the Pre-Clearance Requirement	8

3.1.6 - Holding Requirements	9

3.1.6.1 –Exceptions to the Holding Requirement	9

3.2 –Procedures for Reporting Personal Securities Transactions	9

3.2.1 – Pre-Clearance Procedures	9

3.2.2 – Restricted Security Transactions	10

3.2.3 – Restricted and Watch List	10

3.2.4 – Mutual Funds Advised by the Firm	10

3.2.5– Reporting New and Existing Covered Accounts	11

3.3 - Supervisory Review of Disclosure Requirements	12

3.3.1 - Initial Covered Account and Holdings Disclosure Report	12

3.3.2 - Quarterly Covered Accounts, Holdings and Transaction Disclosure Report	12

3.3.3 - Compliance Oversight	12

Section 4 – Code of Conduct	13

4.1 - Conflicts of Interest	13

4.2 – Compliance with Legal and Regulatory Requirements	13

4.3 – Confidentiality of Proprietary Information	14

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4.4 – Electronic Communications, Internet Use and Social Media	14

4.5 – Communications with the Public	15

4.6 – Insider Trading	16

4.7 - Gifts and Entertainment	16

4.8 – Service on a Board of Directors, Committees or Subcommittees	17

4.9 - Other Outside Affiliations	17

4.10 – Political Contributions and Political Activities	18

4.11 – Quarterly Acknowledgements and Certifications	18

Section 5 – Code of Ethics Distribution and Acknowledgements	19

5.1 – Reporting to the Mutual Fund Board of Directors	19

Section 6 – ADV Disclosure of Code	20

Section 7 – Reports of Code Violations	20

7.1 - General Requirement	20

7.2 – Whistleblower Protection	20

7.3 – Investigation Procedures	21

Section 8 - Sanctions	21

Section 9 – Employee Training	21

9.1 – Onboarding Training	21

9.2 – Ongoing Training	21

Section 10 – Record keeping	22

Appendix A - Code of Ethics Acknowledgment Form	23

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Introduction

Belle Haven Investments, L.P. (“Belle Haven”, or the “Firm”) has adopted a Code of Ethics (the “Code”) in accordance with SEC Rule 204A-1, that is designed to (i) ensure that employees understand their responsibilities to the Firm and its clients, of providing effective and proper professional investment management services; (ii) set standards for employee conduct in those situations where conflicts of interest are most likely to arise; (iii) ensure that employees understand and comply with applicable securities laws, including but not limited to, the protection of material non-public information; (iv) protect the Firm from reputational damage; and (v) develop procedures that allow the Firm to monitor employee activity for compliance with the Firm’s Code of Ethics.

The Code also includes provisions that require employees to report any violations of the Code promptly to the Chief Compliance Officer (“CCO”), and/or to other persons, designated by the CCO, from time to time (“DP”). Each employee receives a copy of the Code upon hiring, for any material amendments, and annually thereafter, and acknowledges such receipt.

Failure to comply with the Firm’s Code of Ethics may result in disciplinary action, up to and including, the termination of employment.

Section 1 - Definitions

1.1 – Persons Covered under the Code

The Code applies to the Firm’s “Supervised Persons”. A sub-category of Supervised Persons known as “Access Persons” are covered in sections of the Code as it relates to personal securities transactions.

Supervised Persons: are defined in Section 202(a)(25) of the Advisers Act as:

●	Directors, partners and officers (or other persons occupying a similar status or performing similar functions);
●	Employees; and
●	Any other person who provides advice on behalf of the investment adviser and is subject to the investment adviser’s supervision and control are presumed Supervised Persons.

Access Persons: are defined as any Supervised Person:

●	Who has access to nonpublic information regarding any purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund;
●	Who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic; or
●	Who are directors, officers, and partners of the Firm (or other persons occupying a similar status or performing similar functions) are presumed to be Access Persons.

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Advisory Persons: are defined in Rule 17j-1 of the Investment Company Act of 1940 as directors, officers, and partners of the Firm (or other persons occupying a similar status or performing similar investment advisory functions).

The Firm has made the determination that all of its Supervised Persons will also be considered Access Persons for purposes of this Code, however, the Firm maintains a separate list of its Supervised Persons in accordance with SEC Rule 202(a)25. In addition, for purposes of this Code, all Access Persons will also be deemed Advisory Persons as defined in Rule 17j-1 of the Investment Company Act of 1940. All Access Persons will be bound by the requirements applicable to investment personnel outlined in Rule 17j-1.

Section 2 – Statement of General Principles

The Firm provides discretionary investment advisory services, with respect to fixed income securities, and offers several fixed income strategies to individuals, high net worth individuals and families, pension and profit-sharing plans, registered investment companies, registered investment advisors, charitable organizations, business organizations, religious organizations, hospitals, insurance companies, educational institutions, pooled investment fund and a registered investment company (the “Mutual Fund”).

The Firm is dedicated to providing effective and suitable professional investment management services to its clients to the best of its abilities, and therefore depends upon a high level of public and investor confidence for its success. That confidence can only be maintained if the Firm’s Supervised Persons adhere to the highest standards of ethical behavior in the performance of their duties. The Firm has the obligation to exercise its authority for the benefit of its clients, to place the interest of its clients first, and to refrain from having outside interests that could potentially conflict with the interests of its clients. The Firm and its Supervised Persons must avoid any circumstances that might adversely, or inadvertently, affect the Firm’s fiduciary responsibility to its clients.

While it is not possible to specifically define and advise on all possible scenarios in which a potential or actual conflict of interest might occur, this Code is designed to set forth the Firm’s policy and expectation of how Supervised Persons should conduct themselves when potential or actual conflicts of interest develop. Supervised Persons should consider the more detailed provisions of the Code, found within the Firm’s Employee Handbook, Compliance Manual, and Written Supervisory Procedures (“WSP(s)”), and keep in mind the following fundamental fiduciary principles that govern their activities:

1.

The interests of clients must come first. Supervised Persons must uphold from serving their own interests ahead of those of the client when making or influencing any decision relating to a beneficial financial gain;

2.	Supervised Persons must not take inappropriate advantage of their positions inside and outside of the Firm;

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3.

Supervised Persons are prohibited from engaging in any transaction that could be considered “front running” the transactions of the client, or the Firm (an unethical practice when an individual places trades in his or her own account, based on certain information, before the clients’ accounts managed by the Firm);

4.	Information concerning Firm and client positions and/or other investments must be kept confidential; and
5.	Supervised Persons must always provide professional investment management services based upon information that is true, correct, and to the best of their knowledge.

These principles govern the expected ethical conduct of the Firm’s Supervised Persons, whether or not such conduct is covered by specific procedures. Failure to comply with these general principles may result in disciplinary action, up to and including the termination of employment.

Section 3 – Personal Securities Policy and Procedure

3.1 – Policy

The Firm has implemented a Personal Trading Policy and Procedure designed to set standards for a Supervised Persons conduct when trading securities in their personal brokerage accounts. All Supervised Persons are required to disclose all personal brokerage accounts where they have a beneficial financial interest, or direct or indirect control to make or influence financial decisions in such accounts.

3.1.1 – Covered Persons

For purposes of this policy, a “covered person” is defined as any Supervised Person that has a beneficial financial interest, or direct or indirect control to make or influence financial decisions in, any account that is held by:

●	The spouse or domestic partner of the Supervised Person;
●

The child of the Supervised Person, or of the Supervised Person’s spouse or domestic partner, provided that the child resides in the same household or is financially dependent upon the Supervised Person; or

●

Any other individual over whose account the Supervised Person has a beneficial financial interest, direct or indirect control to make or influence financial decisions, or the Supervised Person contributes a material of financial support to.

3.1.2 – Covered Accounts

For purposes of this policy, a “covered account” is defined as any personal brokerage account where such Supervised Person has a beneficial financial interest, or direct or indirect control to make or influence financial decisions in, including:

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●	An account in which the Supervised Person is named as a joint party, either as the primary or secondary party;
●	An account in which the Supervised Person has direct or indirect control, set up as either a Trust Account or Power of Attorney (“POA”) Account;
●	An account of the Supervised Person’s spouse or domestic partner;
●	An account of the Supervised Person’s minor child, regardless of whether or not the Supervised Person is the named custodian on the account;
●	An account of any individual whose principal residence is the same as the Supervised Person’s residence, and the Supervised Person materially contributes to the financial support of that individual.

3.1.3 – Securities Covered under the Code

A “covered security”, as defined in Section 2(a)(36) of the Investment Company Act of 1940, is any security with the exception of the following:

●	Direct obligations of the U.S. government;
●	Shares of open-end mutual funds that are not advised or sub-advised by the Firm;
●	Bankers’ acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt obligations, including repurchase agreements; and
●	Shares issued by money market funds.

3.1.4 – Approved Broker List

The Firm utilizes a third-party service provider, ComplySci, for pre-clearance, reporting and monitoring of its Supervised Person’s personal trading activity, including other acknowledgements, disclosures, and reporting obligations set forth within this Code.

ComplySci provides access for the Firm to receive direct broker feeds for the covered accounts of its Supervised Persons within their online platform. The following is a list of the approved brokers to which the Firm currently allows its Supervised Persons to hold personal brokerage accounts with. The list is reviewed and updated, as necessary, but no less than on an annual basis. In the event that a Supervised Person’s covered account is held at a brokerage firm that is not available for a direct broker feed, it is the Supervised Person’s responsibility to ensure that the Firm is receiving duplicate trade confirmations and statements for such covered account.

●	Charles Schwab
●	E*TRADE
●	Fidelity
●	J.P. Morgan
●	Merrill Lynch
●	Morgan Stanley

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●	Raymond James
●	RBC Wealth Management
●	Robinhood
●	TD Ameritrade
●	Vanguard
●	Wells Fargo

3.1.4 – Managed Accounts

Managed Accounts are exempt from the Firm’s pre-clearance and holding requirements, set forth in Section 3.1.5 and 3.1.7, as long as the account meets the following criteria:

●	The Supervised Person’s account is managed by a registered, third-party investment advisor; and
●

The Supervised Person has no power to affect or ability to control directly or indirectly, by influence, investment decisions in the account, outside of the scope of the Investment Management Agreement (“IMA”).

An IMA is required to be provided to the Firm’s CCO, by the Supervised Person, upon account opening and/or initial employment to the Firm. It is the Supervised Persons responsibility to provide the CCO with any such amendments to the IMA upon execution of a new agreement.

3.1.5 – Pre-clearance

All Supervised Persons are required to obtain prior approval, by the Firm’s CCO or DP, before directly or indirectly acquiring or selling a beneficial financial ownership of a covered security in a covered account, unless the proposed transaction falls under one of the exceptions listed below. Prior approval must be obtained utilizing the Firm’s Pre-Clearance Trade Request Form located within the ComplySci online platform. If access to the ComplySci online platform is not feasible, the Supervised Person must receive an approval email from the CCO or DP before executing such transaction.

All trades are reviewed and approved by the CCO or DP, and if deemed necessary, a member of the Portfolio Management Team.

3.1.5.1 - Exceptions to the Pre-Clearance Requirement

Certain types of covered securities do not present the opportunity for the type of improper trading activities this Code is designed to prevent; therefore, the following transactions in covered securities are exempt from the pre-clearance requirement:

1.	Purchases or sales of covered securities in which the Supervised Person exercises no direct or indirect control or influence of investment decision (Managed Accounts);
2.	Transactions resulting from automatic dividend reinvestment plans or other automatic reinvestment plans;

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3.	Securities acquired through corporate distributions applicable to all holders of the same class of security (stock dividends);
4.	Purchases effected upon exercise of rights issued pro rata to all holders of a class of its securities, to the extent such rights are acquired from such issuer;
5.	Direct obligations of the U.S. Governments (treasuries); and
6.	Open-end mutual funds that are not advised or sub-advised by the Firm. Please note, because closed-end mutual fund trade intraday, like an ETF, they do require pre-approval.

3.1.6 - Holding Requirements

To prevent the appearance of speculative short-term trading, all Supervised Persons must hold covered securities within their covered accounts for a period of sixty (60) calendar days, at minimum.

3.1.6.1 –Exceptions to the Holding Requirement

A Supervised Person can request an exemption to the holding period requirement of sixty (60) calendar days. Requests are reviewed by the Firm’s CCO or DP, and may be approved on a case-by-case basis. Such exceptions will be granted if:

1.	The restrictions set forth in this Code would result in undue financial hardship to the Supervised Person;
2.	The requested transaction will not conflict with the interests of clients, or be contrary to any other legal or ethical obligations of the Firm or its Supervised Persons; and
3.	The covered security is not on the Firm’s Restricted or Watch List.

Requests for an exemption to the holding requirement should be in writing and include the reason for such request. No transaction should take place until an approval is received. If approved, the Supervised Person may not buy back the same security within sixty (60) days of the sale.

3.2 –Procedures for Reporting Personal Securities Transactions

3.2.1 – Pre-Clearance Procedures

The Firm has implemented the following procedures that apply to the pre-clearance of any transaction in a covered security by a Supervised Person in a covered account, unless exempt under Section 3.1.5.1:

1.

The Supervised Person must request pre-approval by completing the Firm’s Pre-Clearance Trade Request Form, located within the ComplySci online platform. If access to the ComplySci online platform is not feasible, the Supervised Person must request such pre-approval by emailing the Compliance Team.

2.	The CCO or DP will either approve or deny the purchase or sale of the requested covered security. Such approval or denial shall be based on the standards set forth in this Code.

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3.

The Supervised Person must affirm on the Pre-Clearance Trade Request Form, as it relates to the requested covered security, that to the best of his or her knowledge, he or she understands the reporting obligations set forth in this Code, he or she is not taking away an investment opportunity from the clients of the Firm, and that such approval may be rescinded at any time. Additionally, such standards are held true for requests for pre-approval via email.

Should the CCO or DP approve the pre-clearance trade request, an email notification is sent to the Supervised Person and the Supervised Person has until the close of the following business day to execute the securities transaction. If the trade is not executed during the allotted time, the approval will expire and a new pre-clearance trade request must be initiated. Pre-clearance of covered securities for the accounts of the Firm’s CCO will be reviewed by the Firm’s Chief Executive Officer (“CEO”), and the same restrictions set forth in the Code will apply.

3.2.2 – Restricted Security Transactions

The following securities transactions are restricted from being traded by a Supervised Person:

1.

Participation in an Initial Public Offering (“IPO”), New Issue, or Option trade are generally prohibited, however, a pre-clearance request can be submitted within the ComplySci online platform. These requests are reviewed and approved by both the Firm’s CEO and CCO. If approved, these security transactions are monitored with heightened scrutiny by the CCO or DP;

2.	Investments in securities that are currently held in Firm accounts or are being considered for investment in Firm accounts that are listed on the Firm’s Restricted and Watch List;
3.	Limit Orders exceeding the following business day approval window;
4.	Stop Orders, exceeding the following business day approval window; and
5.

Investments in municipal bonds are generally prohibited, however, a pre-clearance request can be submitted within the ComplySci online platform. These requests are reviewed and approved by the Firm’s CEO and CCO. If approved, these trades are monitored with heightened scrutiny by the CCO or designated person.

3.2.3 – Restricted and Watch List

The Firm maintains a Restricted and Watch List of securities that Supervised Persons are not permitted to solicit and/or trade in their covered accounts. The list maintained by the CCO, and reviewed and updated accordingly.

3.2.4 – Mutual Funds Advised by the Firm

Supervised Persons may purchase or sell shares of the Mutual Funds that the Firm provides subadvisory services to, subject to the pre-clearance procedures as noted in section 3.1.5. Additionally, Supervised Persons must adhere to the following enhanced procedures:

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1.	Pre-clearance requests must be reviewed and approved by the Firm’s CEO and CCO who shall take into account the following factors:
a.	Current state of the Mutual Fund;
b.	Current share class and price; and
c.	Approximate percentage of the Mutual Fund that the purchase or sale will represent.
2.

Supervised Persons are required to maintain their investment in the Mutual Fund for at least ninety (90) calendar days before redemption. In the event of severe financial hardship, or other inherit circumstance, an exception may be granted at the discretion of the CCO. Regarding market timing, if the Supervised Person has two (2) round trips (purchase followed by redemption and then another purchase followed by redemption or the reverse) over $5000 in a ninety (90) calendar day period, the Supervised Person’s account will be restricted of that particular fund for ninety (90) days. If after the restriction is lifted it occurs again, the Supervised Person’s account will be restricted across all funds for a period of one hundred and eighty (180) calendar days.

Records of a Supervised Person’s approved transactions in the Mutual Funds subadvised by the Firm will be documented and maintained in the same manner as other securities transactions, as set forth herein.

3.2.5– Reporting New and Existing Covered Accounts

The Firm requires that all Supervised Persons receive prior approval from the CCO or DP, prior to opening a covered account with a brokerage firm. Requests for pre-approval are made within the ComplySci online platform. If such covered account is approved, the CCO or DP will request the brokerage firm to add the covered account to Belle Haven’s electronic feed within the ComplySci online platform. In the event the brokerage firm is not available on the Firm’s direct brokerage feed, it is the responsibility of the Supervised Person to ensure that the Firm is receiving duplicate trade confirmations and account statements. The CCO reserves the right to deny the opening of a new covered account that is not at an approved broker.

Supervised Persons with established covered accounts prior to joining Belle Haven are required to disclose within ten (10) calendar days of such hire date their covered accounts within the ComplySci online platform. The CCO or DP will send a request for account access to the listed brokerage firm, as set forth above. The CCO has the right to require that a Supervised Person’s covered account be terminated if such covered account is determined to conflict with the Supervised Persons duties or with the best interests of clients. The CCO reserves the right to have a Supervised Person move their covered account to an approved broker, if deemed necessary.

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3.3 - Supervisory Review of Disclosure Requirements

3.3.1 - Initial Covered Account and Holdings Disclosure Report

New Supervised Persons of the Firm are required to disclose, within the ComplySci online platform, their covered accounts within ten (10) calendar days of such hire date. Additionally, the current holdings are required to be disclosed for each covered account. If the Supervised Person’s covered account is at a brokerage firm that Belle Haven considers an approved broker, all holdings within the covered account will be transmitted by a direct electronic feed into the ComplySci online platform, from the brokerage firm, once requested by the CCO or DP. If the covered account is not held at a Belle Haven approved broker, the Supervised Person is required to submit the most current brokerage statement to the CCO or DP. The Supervised Person must not provide a statement that is more than forty-five (45) days prior to the date of hire.

3.3.2 - Quarterly Covered Accounts, Holdings and Transaction Disclosure Report

No later than thirty (30) calendar days after the end of the prior calendar quarter, all Supervised Persons are required to review their current covered account information within the ComplySci online platform, and certify that the information is correct, up to date, and to the best of their knowledge. This information includes, but is not limited to, all of the Supervised Person’s applicable covered accounts, holdings and security transactions. Any identified inaccuracies, or additional account information that is required to be disclosed should be updated at the time of review.

The following information with respect to any security transaction in a covered account, that took place during the prior calendar quarter, in which the Supervised Person had a beneficial financial interest, or direct or indirect control or influence in investment decision, is to be reviewed including, but not limited to:

●	Date and description of the securities transaction, the exchange, ticker symbol, or CUSIP number associated;
●	Interest rate and maturity date, if applicable;
●	Number of shares and the principal amount of each security involved;
●	Nature of the securities transaction (purchase, sale or any other type of acquisition or disposition);
●	Price of the security at which the transaction was affected; and
●	Name of the broker, dealer, or bank with or through which the securities transaction was effected.

3.3.3 - Compliance Oversight

The Firm’s CCO is responsible for the implementation and administration of the Firm’s Compliance Program. The Compliance Program includes, but is not limited to, ensuring all Supervised Persons adhere to the compliance requirements set forth within the Firm’s Code of Ethics, Compliance Manual

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and Written Supervisory Procedures. Such policies and procedures are designed to identify and mitigate the potential and actual risk factors facing the Firm based on conflicts of interest, business operations and best practices.

Section 4 – Code of Conduct

To comply with SEC Rule 204A-1 of the Advisers Act, Belle Haven has adopted a Code of Ethics (the “Code”) that is designed to set standards for employee conduct in those situations where conflicts of interest are most likely to arise, ensuring that employees understand their responsibilities to the Firm and its clients of providing effective and professional investment management conduct. The standards reflect the Firm’s fiduciary responsibility to its clients, ensuring its Supervised Persons comply with applicable federal and securities laws, including but not limited to, the protection of material nonpublic information.

The Firm’s standards of conduct are designed to reflect the Firm’s commitment to ethical conduct as set forth in its Statement of General Principles, found in Section 2 of this Code.

4.1 - Conflicts of Interest

The Firm’s standards of ethical conduct are intended to (a) minimize conflicts of interest, including the appearance of conflicts of interest, between Supervised Persons of the Firm and its clients, and (b) ensure that personal securities transactions of the Firm’s Supervised Persons are made in compliance with applicable federal and state securities laws, as well as the Firm’s internal policies and procedures.

The Firm’s general policy is to avoid conflicts of interest whenever possible and when they unavoidably occur, to resolve them in favor of the clients. The Firm has the obligation to exercise its authority for the benefit of its clients, to place the interest of its clients first, and to refrain from having outside interests that could potentially conflict with the interests of its clients.

4.2 – Compliance with Legal and Regulatory Requirements

Supervised Persons, in connection with the purchase or sale of a security held or to be acquired (as defined in Section 4.4), directly or indirectly, by the Firm’s clients are not permitted:

1.	To employ any device, scheme or artifice to defraud any client or prospective client;
2.	To intentionally make any untrue statement of material fact, or omit a statement of material fact, that is deemed necessary in making financial decisions, that would be misleading;
3.	To engage in any act, practice, or course of business which operates or intends to operate as a fraud or deceit upon any client;
4.	To engage in any manipulative practice with respect to any client; or
5.	To engage in any manipulative practice with respect to securities transactions, including but not limited to, price manipulation.

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Supervised Persons must comply with applicable federal securities laws and other federal and state laws including, but not limited to:

●	Investment Advisers Act of 1940

●	Investment Company Act of 1940

●	Gramm-Leach-Bliley Act of 2002 (Title V)

●	Sarbanes-Oxley Act of 2002

●	Securities Act of 1933; and

●	Securities Exchange Act of 1934.

4.3 – Confidentiality of Proprietary Information

Supervised Persons should be aware that all Firm information, whether or not in writing, is private, secret, proprietary, and should be kept confidential in nature that concerns the Firm’s business or financial affairs (collectively “Proprietary Information”), including the business and affairs of clients, is and shall be the exclusive property of the Firm. By way of illustration, but not limitation, Proprietary Information includes information concerning the operations, systems, trading strategies, investment models, performance, research, actual or proposed investments, assets under management, personnel, marketing plans, financial data, developments, plans, vendor lists, computer software, contracts, agreements, literature or other documents, and the identity of any relationships and clients or the investments made or to be made by such clients. Supervised Persons shall not disclose any Proprietary Information to others outside of the Firm, or its agents, or use the same for any unauthorized purposes without the prior written approval by the CCO either during or after such period of time as the Supervised Person is performing duties and responsibilities for the Firm, unless and until such Proprietary Information has become public knowledge without fault by the Supervised Person or the Supervised Person is required to do so by law or court order, whereupon the Supervised Person (or former Supervised Person) shall promptly inform the Firm in writing.

4.4 – Electronic Communications, Internet Use and Social Media

Belle Haven has adopted Electronic Communications Policies and Procedures that are designed to set standards for a Supervised Person’s professional conduct when sending and/or receiving business related electronic communications, as well as accessing information on the Internet, utilizing Firm equipment, sending and receiving electronic messages via the Firm’s internal and external electronic communications resources – such as Bloomberg Instant Messaging (“IM”), and other Firm approved communication resources. In addition, the Firm acknowledges that social media platforms are useful tools for networking and communication, but these platforms present new challenges for the Firm to adhere to regulatory guidelines. Social networking websites that are viewable and accessible by the general public, such as LinkedIn, that invite Supervised Persons to communicate about the Firm’s business, whether directly or indirectly, can impact the Firm and cause reputational damage. The Firm is dedicated to providing effective and proper professional investment management services to its

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clients, and depends upon a high level of public and investor confidence for its success. That confidence can be maintained only if the Firm’s Supervised Persons observe the highest standards of ethical behavior in the performance of their duties.

These policies encompass both the Computer Usage, Internet and Email Policy, as well as the Social Media Policy, currently in effect. Each Supervised Person is required to acknowledge upon hiring, following any material change, and annually thereafter, that he or she has read and understand their responsibility for adhering to these requirements. The Firm has appointed the Head of Information Technology (“Head of IT”), and CCO to be responsible for carrying out the Firm’s policies and procedures relating to proper computer, internet and email use, including the use social media to communicate Firm business. These designees are responsible for the protection of the Firm’s assets, technology, data and information. They will advise and facilitate the development, evolution, and implementation of policies and technical measures to reasonably prevent security incidents. The Firm’s Head of IT is also the Chief Information Security Officer (“CISO”). The CISO is broadly responsible for ensuring the security of confidential Firm and client information, through supervision and oversight of the security posture of both internal and external technology. The CISO responds to technology and data security incidents and assists with the recovery from adverse events or when prevention methods fail.

4.5 – Communications with the Public

It is the Firm’s policy that all business communications with clients, prospective clients, the media and others must be based upon principals of fair dealing and good faith, and must provide a sound basis for evaluating the facts and risks with regard to any particular security or type of security, industry, or service. The Firm’s Compliance Manual and WSP set forth, among other things, specific requirements, standards, and guidelines applicable to all business communications with the public to ensure such communications are accurate in nature and tone including, but not limited to:

●	Statements must be clear and not misleading.

●	Communications may not predict or project performance, imply that past performance will recur or make exaggerated, unwarranted claim or forecast.

●	All charts are to be sourced, and all manager comparisons must include a universe disclosure.

●	Proper disclaimers must be used based on strategy and client base.

●	Business communications that will be shared on the Firm’s social media sites, such as LinkedIn or Twitter, must be preapproved by the CCO or DP.

Additional guidance and procedures relating to the pre-approval of marketing material and performance advertising are outlined in the Compliance Manual and WSP.

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4.6 – Insider Trading

SEC Rule 10b-5 makes it unlawful for any person to misuse, either directly or indirectly, any material non-public information relating to a security. The term “insider trading” is not defined in the federal securities laws, but generally refers to an individual’s use of material non-public information to trade securities (whether or not one is an insider), or communicating such material non-public information to others. For purposes of this Code, an “insider” includes any Supervised Person, officer or director of the Firm. The law concerning insider trading is generally understood to prohibit trading by an insider, while he or she is in possession of material non-public information, trading by a non-insider, while in possession of material, non-public information, if the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; and communicating material non-public information to others in violation of one’s duty to keep such information confidential.

The Firm’s Insider Trading Policy and Procedure is found within the Firm’s Compliance Manual and WSP. The Firm’s policy is that no Supervised Person may engage in what is commonly known as insider trading. Specifically, the Firm prohibits any Supervised Person, officer, director, or any other associated person with the Firm from:

1.	Trading, either personally or on behalf of any other person (including client accounts), based on material non-public information; or

2.	Communicating material non-public information to others in violation of the law.

This policy extends to a Supervised Person, officer, director, or any other associated person’s activities both within and outside of the Firm. Any questions regarding this policy should be directed to the CCO.

4.7 – Gifts and Entertainment

The Firm’s Supervised Person’s should not engage in any activity, practice or act which conflicts with the best interests of the Firm or its clients. Accepting gifts of more than a nominal value could have the potential to influence an employee in such a way as to impede his or her best judgement when making decisions on behalf of the Firm or the clients. The Firm prohibits employees from directly or indirectly, giving or permitting to be given anything of value, including gratuities, in excess amounts per individual per year to any person, principal, proprietor, employee, agent or representative of another person where such payment or gratuity is in relation to the business of the employer of the recipient of the payment or gratuity. A gift of any kind is considered a gratuity.

The purpose of business gifts and entertainment in a commercial setting is to create goodwill and sound working relationships, not to gain unfair advantage. The Firm’s policy defines usual business entertainment as an occasional meal, sporting event, charitable event, leisure activity or other comparable entertainment event – provided such entertainment is neither frequent or excessive in

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nature. Employees are encouraged to participate in social activities with those with whom the Firm maintains business relationships, so long as they are reasonable and customary types of social activities in a business context. Nonetheless, extravagant entertainment from or to a client, prospective client or other person or entity with which the Firm conducts business is strictly prohibited.

The prohibitions on giving gifts do not apply to personal gifts if such gifts are not in relation to the business of the Firm. It also does not apply to gifts of de minimis value – e.g., pens, notepads – or to promotional items of nominal value that display the Firm’s logo. The Firm requires all employees to complete, by means of a quarterly acknowledgment, a disclosure confirmation that all gifts given and/or received by such employee during the quarter have been reported to the Firm. The Firm requires that all employees report all gifts, other than those of de minimis value, nominal promotional or commemorative items.

4.8 – Service on a Board of Directors, Committees or Subcommittees

Regulators have placed enhanced scrutiny on a Firm’s Supervised Person’s participation in outside affiliations within the financial services industry, including the potential or actual appearance of impropriety it can pose, even when no such impropriety exists. For this reason, it is the Firm’s policy that any Supervised Person desiring to serve a position on a Board of Directors, Investment or Finance Committee, or such Subcommittee of any entity, public or private, must obtain the prior authorization of the CCO before accepting such appointment, and may be subject to additional terms and conditions concerning such service. Supervised Persons are prohibited from accepting any such position, until proper approval is received.

4.9 – Other Outside Affiliations

The Firm’s policies are designed to identify, prevent and/or mitigate, as appropriate, actual and potential conflicts of interest, or the appearance thereof. The Firm’s Outside Business Activity Policy and Procedure, as well as the Possible Family and Household Member Conflicts Policy and Procedure were designed to educate Supervised Persons about the possible conflicts of interest, or appearance thereof, that could arise from their outside relationships and/or appointments. Supervised Persons have an obligation to report any actual or potential conflicts of interest to the CCO or DP as soon as they become aware of it.

It is impossible to describe every possible conflict of interest situation that may occur. Some may not be actual conflicts but, instead, may potentially give rise to the appearance of a conflict. Therefore, the following examples should be used as guidelines only.

Outside Business Activities:

●	You have a Limited Liability Company or Limited Partnership in your name, or that of your spouse/domestic partner;

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●	You receive income from rental property you own;
●	You are a board member for an outside entity;
●	You have a part time job, that you are compensated for; or
●	You are compensated for giving investment advice, outside of your job responsibilities at Belle Haven.

Possible Family Conflicts:

●	Your brother/sister works at another broker-dealer, bank, or investment advisor;
●	Your roommate works at an investment bank;
●	Your spouse/domestic partner works for a third-party consultant, software provider, research provider, accounting firm, or other service provider that the Firm currently utilizes;
●	Your child works for a state or national government organization including, but not limited to such organizations as the SEC or FINRA;
●	Your son-in-law works for a mutual fund advisor; or
●	Your mother sits on the board of a publicly traded entity.

If you are unsure whether you have an outside affiliation to report, please refer to the CCO for guidance. The Firm requires the CCO to pre-approve all outside affiliations requests and disclosures. Any outside affiliation that could pose a real or perceived conflict of interest with the Firm, its clients, or interfere with the Supervised Person’s responsibilities to the Firm, the CCO may prohibit such affiliation. The CCO can restrict any outside affiliations that could be viewed by clients or the public as part of the Firm’s business.

4.10 – Political Contributions and Political Activities

The Firm does not permit political contributions, participation in any political campaign or similar political activity, including contributions to political action committees by any Supervised Person of the Firm, as defined under Rule 206(4)-5.

A political contribution that a Supervised Person, their spouse, domestic partner, or dependent child makes to a federal, state, or local candidate could have the potential to prohibit the Firm from providing advisory services for compensation, whether directly or indirectly, to a government entity (including all state and local governments, their agencies and instrumentalities, and all public pension plans and other collective funds) for two (2) years from the date of such political contribution.

4.11 – Quarterly Acknowledgements and Certifications

No later than thirty (30) calendar days after the end of the prior calendar quarter, all Supervised Persons are required to review and certify, within the ComplySci online platform, that the information they have previously disclosed to Compliance, in accordance with the Firm’s Code, is still correct, up to date, and to the best of their knowledge. This information includes, but is not limited to, all of the

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Supervised Person’s applicable Outside Business Activities, Service of Board of Directors – Committees and Subcommittees, Possible Family Conflicts, Gifts and Entertainment, Political Contributions and/or Political Activities, and any Private Investments/Private Securities, as applicable. Any identified inaccuracies, or additional account information that is required to be disclosed should be updated at the time of review.

The CCO is responsible for escalating all violations of the Firm’s Code of Ethics to senior management for further review and action, if necessary. Failure to comply with the Firm’s Code of Ethics may result in disciplinary action, up to and including, the termination of employment.

Section 5 – Code of Ethics Distribution and Acknowledgements

The Firm is required to provide all Supervised Persons with a copy of the Code upon hiring, for any material changes, and annually thereafter, and obtain acknowledgement of their receipt and understanding of what is expected of them.

5.1 – Reporting to the Mutual Fund Board of Directors

In accordance with Rule 17j-1 under the Investment Company Act of 1940 and Rule 204A-1 under the Investment Advisors Act of 1940, as amended, the Firm is required to provide to the Mutual Fund it provides subadvisory investment management services to, confirmation that the Firm maintains policies and procedures that have been reasonably designed to prevent Access Persons from violating the Firm’s Code of Ethics. On an annual basis, and upon any written request, the CCO will provide, as applicable, to:

●	The Board of Directors of the Mutual Fund, including a majority of directors who are not interested persons, a copy of the Firm’s Code of Ethics, including any amendments of material changes.

●

The Board of Directors of the Mutual Fund, including a majority of directors who are not interested persons, certification that the Firm’s Access Person have completed their quarterly and annual acknowledgements and attestations of their personal securities accounts, transactions and holdings.

●

The Board of Directors of the Mutual Fund, including a majority of directors who are not interested persons, a report of identified Code violations by the Firm’s Access Persons since the last annual report including, but not limited to, information about material violations of the Code that resulted in sanctions being imposed, up to and including such Access Persons termination of employment.

●

The Board of Directors of the Mutual Fund, including a majority of directors who are not interested persons, an Annual Certification of Compliance and a written report of the Firm’s adherence to such securities rules of maintaining policies and procedures that has been reasonably designed to prevent violations of securities laws.

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Section 6 – ADV Disclosure of Code

The CCO or DP is responsible for:

1.	Ensuring the key provisions of the Code are disclosed in Form ADV Part 2, along with an offer to provide a copy of the Code to any client or prospective client upon request.
2.

Maintaining documentation of all requests by clients or prospective clients to receive a copy of the Code, including the date requested, the date the requested documents were sent, any additional requested documents, and the name of the client or prospective client to whom the request was delivered to.

The CCO, or DP will ensure that the documentation of such requests is maintained in, as appropriate, electronic or hard copy form for at least five (5) fiscal years from the date the record was created; the first two (2) years in the office of the Firm, and the remaining three (3) years in an easily accessible place.

Section 7 – Reports of Code Violations

7.1 – General Requirement

All Supervised Persons are required to report any actual or apparent violations of the Firm’s Code of Ethics promptly to the CCO. To the extent possible and permitted by law, such reports will remain confidential. Violations of the Firm’s Code of Ethics by Supervised Persons will be recorded on the Compliance Exceptions Log. Failure to comply with the Firm’s Code of Ethics may result in disciplinary action, up to and including, the termination of employment.

7.2 – Whistleblower Protection

The Firm will not retaliate against anyone who, in good faith, notifies the Firm of a possible violation of law or this Code, nor will it tolerate any harassment or intimidation of any person who reports a suspected violation. In addition, there are “whistleblower” laws that are designed to protect Supervised Persons from discrimination or harassment for providing information to the Firm or governmental authorities, under certain circumstances, with respect to certain laws such as securities fraud.

Any Supervised Person of the Firm who has been found to have engaged in retaliation against another Supervised Person for raising, in good faith, a possible violation of the Code, the law, or for participating in the investigation of such a possible violation, may be subject to disciplinary action, up to and including termination of employment. If any Supervised Person believes that he or she has been subjected to retaliation, such Supervised Person is encouraged to report the situation as soon as possible to the CCO. If the Supervised Person believes the CCO is involved in the retaliation, the Supervised Person should report the situation to the CEO.

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7.3 – Investigation Procedures

Upon notification of a suspected Code or law violation, the CCO will determine whether an additional investigation needs to be conducted. The CCO may retain legal counsel to advise and assist in such investigation, as necessary. The CCO will conduct an investigation until sufficient information is generated on which to base a judgment as to whether a violation of the Firm’s Code or a violation of law has occurred. All Supervised Persons are required to cooperate with any investigations by the CCO, or legal counsel, if such legal counsel has been retained.

Section 8 – Sanctions

The Firm will investigate all reported violations of the Code and may take disciplinary action, if appropriate, against any Supervised Person found to have been engaged in such violation. The CCO may also report violations, if appropriate, to civil, criminal or regulatory authorities. The Firm is required to update a Supervised Person’s Form U-4, if registered under FINRA due to the Firm’s broker-dealer business activities, for a violation that is deemed as a material disclosable event. Additional sanctions may be imposed including, but not limited to, warnings, suspensions, fines, disgorgement of profits, and termination of employment.

Section 9 – Employee Training

9.1 – Onboarding Training

The CCO is responsible for ensuring that all new hires have received New Hire Compliance Training upon onboarding, that incorporates a review of the Firm’s policies and procedures including, but not limited to, the Employee Handbook, Code of Ethics, Compliance Manual and Written Supervisory Procedures. New hires are also provided with the Electronic Communications Policies and Procedures, Business Continuity Plan and Procedure and Information Security Program, all of which include additional information regarding the handling of confidential nonpublic information, guidelines for computer, email, social media and Internet usage, and privacy. New hires also undergo departmental specific training which include network security components and an overview of access rights in accordance with their job function.

The CCO will document the completion of such New Hire Compliance Training within ComplySci by affirming all required initial disclosures and acknowledgements that been submitted, and by utilizing a New Employee Onboarding Checklist in which the signed record of completion is saved within their personnel folder.

9.2 – Ongoing Training

The CCO is responsible for administering training and education sessions for all of the Firm’s Supervised Persons that incorporates a review of the Firm’s policies and procedures including, but

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not limited to, the Code of Ethics, Compliance Manual and WSP, on an as needed basis, but no less than annually. All Firm employees are required to attend such training in-person or other Firm approved communication tool. Additional training and education sessions are provided to Supervised Persons throughout the year, via online, video and in-person, covering such topics as supervision, ethical considerations, conflicts of interest, the use of electronic communications and social media, and cybersecurity, as applicable.

The CCO is responsible for ensuring that all Supervised Persons have completed the required trainings and education sessions, as well as maintaining documentation of all training initiatives, including topics covered, and a listing of such Supervised Persons in attendance.

Section 10 – Record keeping

The CCO, or DP will ensure that the following books and records are maintained in, as appropriate, electronic or hard copy form for at least five (5) fiscal years from the date the record was created; the first two (2) years in the office of the Firm and the remaining three (3) years in an easily accessible place:

●	A copy of each Code of Ethics that has been in effect at any time during the past five (5) years;

●

A record of any violation of the Code of Ethics, including action taken, if applicable, as a result of such violation, for five (5) years from the end of the fiscal year in which the violation occurred;

●	Copies of all reports, policies, and procedures provided to the Mutual Fund Board of Directors, upon their written request;

●

Copies of all written and electronic acknowledgements of receipt of the Code of Ethics, including material amendments, if applicable, for each Supervised Person who is currently, or within the past five (5) years was a Supervised Person and/or Access Person; (These records must be kept for five (5) years after the individual ceases to be a Supervised Person and/or Access Person of the Firm.)

●	Copies of all written or electronic Pre-Clearance Trade Request Forms submitted by such Supervised Persons and/or Access Persons of the Firm;

●

Copies of all account, holdings, and transaction reports made pursuant to the Code of Ethics, including any brokerage confirmations and account statements made in lieu of these reports by such Supervised Persons and/or Access Persons of the Firm;

●	A list of the names of the Firm’s Supervised Persons who are currently, or within the past five (5) years were Supervised Persons and/or Access Persons of the Firm; and

●

A record of any pre-clearance request and corresponding decision, including documentation of reasons supporting such decision, involving the acquisition of securities by such Supervised Persons and/or Access Persons of the Firm, in an IPO or Limited Offerings for five (5) years after the end of the fiscal year in which approval was granted.

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Appendix A – Code of Ethics Acknowledgment Form

Belle Haven Investments, L.P. (“Belle Haven” or the “Firm”) is dedicated to providing effective and suitable professional investment management services to its clients, to the best of its abilities, and therefore depends upon a high level of public and investor confidence for its success. That confidence can only be maintained if the Firm’s Supervised Persons adhere to the highest standards of ethical behavior in the performance of their duties. The Firm has the obligation to exercise its authority for the benefit of its clients, to place the interest of its clients first, and to refrain from having outside interests that could potentially conflict with the interests of its clients.

By signing below, I certify that I have received, read and understand the Firm’s Code of Ethics (the “Code”) and I acknowledge all of the provisions set forth therein and agree to comply with all of the terms of the Code.

I understand that I may be subject to sanctions, up to and including, termination of my employment with Belle Haven for any material violations of the Code.

Accepted and Agreed:

Name of Supervised Person

Signature of Supervised Person

Date